Exhibit 99.1

National Interstate Corporation Announces Preliminary 2006 Fourth Quarter and Full Year Results

RICHFIELD, Ohio, January 23, 2007/PRNewswire-FirstCall via COMTEX/—National Interstate Corporation (Nasdaq: NATL) today reported preliminary gross premiums written and anticipated earnings per share for the fourth quarter and year ended December 31, 2006. Based on preliminary data, the Company anticipates strong fourth quarter and record full year results for 2006.

For the 2006 fourth quarter, gross premiums written of $61.5 million were 64.7% above the $37.3 million reported for the 2005 fourth quarter. Gross premiums written of $305.5 million for the 2006 full year increased 13.1% compared to $270.0 million for the 2005 full year. The 2006 fourth quarter increase in gross premiums written is primarily attributable to new insurance programs.

The Company anticipates 2006 fourth quarter net income in the range of $.54 to $.60 per share diluted and 2006 full year net income in the range of $1.80 to $1.86 per share diluted. This compares to $.41 per share diluted for the 2005 fourth quarter and $1.60 per share diluted for the 2005 full year. The improved net income for the fourth quarter of 2006 is primarily attributable to favorable losses and loss adjustment expenses.

Alan Spachman, Chairman and Chief Executive Officer of National Interstate Corporation said, “As we indicated in our conference calls, we expected a strong fourth quarter. It is not our normal practice to release preliminary results, but we felt it was prudent to share these preliminary results prior to our normal quarterly earnings release, scheduled for late February.”

The Company will release its complete 2006 fourth quarter and full year results on Monday, February 26, 2007, after the market closes. The earnings release will be available shortly thereafter at http://invest.natl.com. In conjunction with the earnings release, results will be discussed via conference call at 10:00 a.m. Eastern Time on Tuesday, February 27, 2007.

There are two communication modes available to listen to the call. Telephone access to the conference call and Q and A session will be available by dialing (866) 700-6293 and providing the confirmation code 95827145. Please dial in 5 to 10 minutes prior to the scheduled starting time.

The conference call will also be broadcast live over the Internet. To listen to the call via the Internet, access our website at http://invest.natl.com and follow the instructions at the web cast link. The archived web cast will be available immediately after the call on our website.

About National Interstate Corporation

National Interstate Corporation (Nasdaq: NATL), founded in 1989, completed an initial public offering in February 2005. We are a specialty property and casualty insurance company with a niche orientation and focus on the transportation industry. We differentiate ourselves within our markets by offering insurance products and services designed to meet the unique needs of targeted insurance buyers that we believe are underserved by the insurance industry. Our products include property and casualty insurance for transportation companies, captive insurance programs for commercial risks that we refer to as our alternative risk transfer component, specialty personal lines consisting primarily of recreational vehicle coverage, and transportation and general commercial insurance in Hawaii and Alaska. We offer our insurance products through multiple distribution channels including independent agents and brokers, affiliated agencies and agent Internet initiatives. Our insurance subsidiaries are rated “A” (Excellent) by A.M. Best Company. National Interstate is an independently operated subsidiary of Great American Insurance Company, a property-casualty subsidiary of American Financial Group, Inc. (NYSE, Nasdaq: AFG). The Company is headquartered in Richfield, Ohio, which is located in northeastern Ohio between Cleveland and Akron.

Forward-Looking Statements

This document, including any information incorporated by reference, contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995). All statements, trend analyses and other information contained in this press release relative to markets for our products and trends in our operations or financial results, as well as other statements including words such as “may,” “target,” “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “project,” and other similar expressions, constitute forward-looking statements. We made these statements based on our plans and current analyses of our business and the insurance industry as a whole. We caution that these statements may and often do vary from actual results and the differences between these statements and actual results can be material. Factors that could contribute to these differences include, among other things: general economic conditions and other factors, including prevailing interest rate levels and stock and credit market performance which may affect (among other things) our ability to sell our products, our ability to access capital resources and the costs associated with such access to capital and the market value of our investments; customer response to new products and marketing initiatives; tax law changes; increasing competition in the sale of our insurance products and services and the retention of existing customers; changes in legal environment; regulatory changes or actions, including those relating to regulation of the sale, underwriting and pricing of insurance products and services and capital requirements; levels of natural catastrophes, terrorist events, incidents of war and other major losses; adequacy of insurance reserves; and availability of reinsurance and ability of reinsurers to pay their obligations.

The forward-looking statements herein are made only as of the date of this document. The Company assumes no obligation to publicly update any forward-looking statements.

Contact:

Tanya Inama

National Interstate Corporation

877-837-0339

investorrelations@natl.com